UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
 Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

BROADRIDGE FINANCIAL SOLUTIONS, INC.
 (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, schedule or registration statement no.:

	(3)	Filing party:

	(4)	Date filed:

The following are materials distributed to Broadridge Financial Solutions, Inc.  (“Broadridge”) stockholders over social media and transcripts of video messages by Richard J. Daly, Chief Executive Officer of Broadridge, that were posted online and distributed on October 12, 2018 in connection with Broadridge’s 2018 annual meeting of stockholders to be held on November 8, 2018:

Transcript of
2018 Video Message from Rich Daly
to Broadridge Financial Solutions, Inc. Stockholders

Hi.  I’m Rich Daly, CEO of Broadridge Financial Solutions. Thank you for your investment in Broadridge. As a global Fintech leader with over $4 billion in revenue, we’re enabling corporate governance, powering capital markets and growing wealth management.

As we approach our 2018 annual meeting, I’d like to share some highlights and take this opportunity to remind you to vote your shares. Whether you own a few shares or many, your voice matters to us. You deserve to be heard.

Your vote is important because the annual proxy process is one of the key ways that shareholders have to participate in the governance of the companies in which they are owners. At Broadridge, we are in the business of enabling shareholders to exercise their clear and important shareholder rights. We recommend you read our annual meeting materials and vote your Broadridge shares, as well as the shares of all the companies you own.

I encourage you to join us for our annual meeting of stockholders on Thursday, November 8th. At the meeting you’ll learn more about Broadridge and have the opportunity to ask questions of management and our Board.  We are holding a virtual shareholder meeting which means you will be able to attend the meeting, vote and submit your questions through the internet by visiting broadridge.onlineshareholdermeeting.com.

If you cannot attend, you can ask a question before the meeting by going to proxyvote.com to submit your question.  It is important to me that all of our shareholders have the opportunity to participate, and we will answer all questions.

Let’s talk about some of FY 2018’s performance highlights.

We reported another year of excellent performance, with record revenue, earnings and closed sales results.  Our total revenues increased 5% to $4.3 billion. Adjusted diluted earnings per share grew by 34% to $4.19.  And our record recurring revenue closed sales increased 14% to $215 million.  These strong closed sales results, coupled with our solid client revenue retention rate of 97%, highlight the value that Broadridge is creating for our clients, and provides the foundation for strong future revenue and earnings growth. Also this year, we closed six acquisitions, and Broadridge was added to the S&P 500 Index, which is validation of the Company’s growth, performance, and position as a Fintech leader. Needless to say, I hope you are as pleased with our FY 2018 performance as much as I am.

All that progress wouldn’t be possible without the dedication of our highly engaged and talented associates, and I extend my thanks to them for enabling us to achieve another year of record performance.

Thank you for your investment in and support of Broadridge. I look forward to sharing more information with you at our upcoming annual meeting.

Transcript of
2018 Video Message from Rich Daly,
Broadridge Financial Solutions, Inc. to Retail Stockholders

Hi.  I’m Rich Daly, CEO of Broadridge Financial Solutions. As we approach our 2018 annual meeting, I’d like to take this opportunity to remind you of three important ways you can be involved in the companies in which you own shares, including Broadridge. Whether you own a few shares or many, your voice matters.

First. Be informed about your investment. Prior to the annual meeting, you will receive information about the company in the annual report and proxy statement. These documents contain key information about the matters being voted on and the company’s financial performance and will help you decide how you want to vote.

Second. I encourage you to vote your proxy. Voting your shares is quick and easy with Broadridge’s online voting platform ProxyVote. Alternatively, you can call in your vote, or complete the mailed vote instruction form.

Third. Attend the annual meeting. At the meeting, you’ll learn more about the company and have the opportunity to ask questions of management and the Board.  More companies are starting to hold Virtual Shareholder Meetings through the internet, making it easier for all shareholders to attend.

If you are a Broadridge shareholder, our virtual annual meeting is Thursday, November 8th and we encourage you to attend by visiting broadridge.onlineshareholdermeeting.com.

As a shareowner, you have a voice in the future of the companies in which you invest. Participate by being informed about your investment, voting your shares and attending the annual meeting.  Thank you.